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                                                                      Exhibit 99

                           [LOGO OF MIDWAY AIRLINES]

FOR IMMEDIATE RELEASE                                             Media Contact:
                                                                      Karen Wing
                                                           Director of Marketing
                                                                  (919) 595-6418

                          Midway Announces Suspension
                             Of Flight Operations

     RALEIGH-DURHAM, N.C. - September 12, 2001 - Midway Airlines announced today that effective immediately it has suspended all future flight operations. This action is being taken at this time in order to preserve the value available for Midway's interest holders and with the recognition that following the recent terrorist attacks demand for air transportation is expected to decline sharply.

     Ticketholders
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          Holders of tickets for future travel on Midway will be entitled to refunds or reaccommodation on other air carriers. Midway will attempt to contact all such ticket holders to make appropriate arrangements.

     Employees
     ---------

          Approximately 1700 Midway employees will lose their jobs today as a result of this suspension of operations. Final pay will be made to these individuals on their next regularly scheduled payday.

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     Creditors
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          Effective immediately, Midway will begin returning aircraft to their lessors and will solicit purchasers for the various assets it owns or controls. Midway anticipates paying all obligations incurred following its Chapter 11 filing and proposing a Plan of Reorganization to deal with all obligations which arose prior to the Chapter 11 filing.

     A Midway spokesperson commented that "We are deeply troubled by the impact this action will have on our customers, employees, creditors and community. Unfortunately, we simply do not have the resources necessary to permit us to reorganize in this environment."

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